                                                                     EXHIBIT 2.1




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                      AGREEMENT AND PLAN OF REORGANIZATION


                            DATED AS OF MARCH 5, 2001


                                      AMONG


                             PURCHASEPRO.COM, INC.,


                             NRI MERGER CORPORATION,


                               NET RESEARCH, INC.


                                       AND


                                  ABU M. RAHMAN





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                                TABLE OF CONTENTS
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
ARTICLE I THE MERGER.............................................................................................1
                  1.1      The Merger............................................................................1
                  1.2      Effective Time........................................................................1
                  1.3      Effect of the Merger..................................................................2
                  1.4      Articles of Incorporation and Bylaws; Directors and Officers..........................2
                  1.5      Effect on Capital Stock/Merger Consideration..........................................2
                  1.6      Surrender of Certificates.............................................................3
                  1.7      Lost, Stolen or Destroyed Certificates................................................5
                  1.8      Dissenting Shares.....................................................................5
                  1.9      Escrow................................................................................5
                  1.10     No Further Rights.....................................................................6
                  1.11     Shareholder Representative............................................................6
                  1.12     Securities Laws Compliance............................................................6
                  1.13     The Closing...........................................................................6
                  1.14     Additional Action.....................................................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF NRI.................................................................7
                  2.1      Organization, Qualification and Corporate Power.......................................7
                  2.2      Capitalization........................................................................7
                  2.3      Authorization of Merger...............................................................8
                  2.4      Noncontravention......................................................................9
                  2.5      Subsidiaries..........................................................................9
                  2.6      Financial Statements..................................................................9
                  2.7      Absence of Certain Changes...........................................................10
                  2.8      Undisclosed Liabilities..............................................................11
                  2.9      Tax Matters..........................................................................11
                  2.10     Title to Assets......................................................................12
                  2.11     Real Property........................................................................12
                  2.12     Intellectual Property................................................................13
                  2.13     Contracts............................................................................14
                  2.14     Accounts Receivable..................................................................15
                  2.15     Powers of Attorney...................................................................15
                  2.16     Insurance............................................................................16
                  2.17     Litigation...........................................................................16
                  2.18     Warranties...........................................................................16
                  2.19     Employees............................................................................16
                  2.20     Employee Benefits....................................................................17
                  2.21     Environmental Matters................................................................19
                  2.22     Legal Compliance.....................................................................20
                  2.23     Customers and Suppliers..............................................................20

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                  2.24     Permits..............................................................................20
                  2.25     Certain Business Relationships With Affiliates.......................................20
                  2.26     Brokers' Fees........................................................................21
                  2.27     Books and Records....................................................................21
                  2.28     Disclosure...........................................................................21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASEPRO AND THE MERGER SUBSIDIARY.............................21
                  3.1      Organization, Qualification and Corporate Power......................................21
                  3.2      Capitalization.......................................................................21
                  3.3      Validity of Shares...................................................................22
                  3.4      Authorization of Transaction.........................................................22
                  3.5      Noncontravention.....................................................................22
                  3.6      Reports and Financial Statements.....................................................22
                  3.7      Litigation...........................................................................23
                  3.8      Interim Operations of the Merger Subsidiary..........................................23
                  3.9      Brokers' Fees........................................................................23
                  3.10     Disclosure...........................................................................23

ARTICLE IV COVENANTS............................................................................................23
                  4.1      Closing Efforts......................................................................23
                  4.2      Governmental and Third-Party Notices and Consents....................................24
                  4.3      Operation of Business................................................................24
                  4.4      Access to Information................................................................25
                  4.5      Notice of Breaches...................................................................26
                  4.6      Exclusivity..........................................................................26
                  4.7      Termination of Derivative Securities and Vesting of NRI Common Stock.................26
                  4.8      Approval of NRI Common Shareholders..................................................26
                  4.9      Approval by Principal Shareholder....................................................27
                  4.10     Cash as of the Closing Date..........................................................27
                  4.11     NRI Employee Plans and Benefit Arrangements..........................................27
                  4.12     Tax-Free Reorganization..............................................................27
                  4.13     Customer Transition..................................................................27
                  4.14     NRI Contract Terminations............................................................27

ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER..................................................................28
                  5.1      Conditions to Obligations of PurchasePro and the Merger Subsidiary...................28
                  5.2      Conditions to Obligations of NRI.....................................................29

ARTICLE VI INDEMNIFICATION......................................................................................30
                  6.1      Indemnification by the Principal Shareholder.........................................30
                  6.2      Indemnification by PurchasePro.......................................................31
                  6.3      Indemnification Claims...............................................................31


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                  6.4      Survival of Representations and Warranties...........................................34
                  6.5      Limitations..........................................................................34

ARTICLE VII TERMINATION.........................................................................................35
                  7.1      Termination of Agreement.............................................................35
                  7.2      Effect of Termination................................................................36

ARTICLE VIII DEFINITIONS........................................................................................36
                  8.1      Definitions..........................................................................36

ARTICLE IX MISCELLANEOUS........................................................................................38
                  9.1      Public Announcements.................................................................38
                  9.2      No Third Party Beneficiaries.........................................................38
                  9.3      Entire Agreement.....................................................................38
                  9.4      Succession and Assignment............................................................38
                  9.5      Counterparts and Facsimile Signature.................................................38
                  9.6      Headings.............................................................................38
                  9.7      Notices..............................................................................39
                  9.8      Governing Law........................................................................39
                  9.9      Amendments and Waivers...............................................................40
                  9.10     Severability.........................................................................40
                  9.11     Submission to Jurisdiction...........................................................40
                  9.12     Standstill...........................................................................40
                  9.13     Construction.........................................................................40
                  9.14     Further Assurances...................................................................41
                  9.15     Confidentiality......................................................................41
                  9.16     Expense..............................................................................41


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                                          SCHEDULES AND EXHIBITS

SCHEDULES

Disclosure Schedule

EXHIBITS

EXHIBIT A           Escrow Agreement
EXHIBIT B           Shareholder Representative Agreement
EXHIBIT C           Investment Representation Letter
EXHIBIT D           Registration Rights Agreement
EXHIBIT E           NRI Certificate
EXHIBIT F           Opinion of Counsel to NRI
EXHIBIT G           NRI Secretary Certificate
EXHIBIT H           Employment Agreement
EXHIBIT I           Shareholder Waiver Agreement
EXHIBIT J           Employee Proprietary Information and Inventions Agreement
EXHIBIT K           PurchasePro Certificate
EXHIBIT L           PurchasePro Secretary Certificate
EXHIBIT M           Opinion of Counsel to PurchasePro

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of March 5, 2001 (this "Agreement") is entered into by and among PurchasePro.com, Inc., a Nevada corporation ("PurchasePro"), NRI Merger Corporation, a Florida corporation and wholly-owned subsidiary of PurchasePro (the "Merger Subsidiary"), Net Research, Inc. (d/b/a BayBuilder), a Florida corporation ("NRI"), and Abu M. Rahman, the majority shareholder of NRI (the "Principal Shareholder"). PurchasePro, the Merger Subsidiary, NRI and the Principal Shareholder are collectively referred to herein as the "Parties."

                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act ("FBCA"), PurchasePro, the Merger Subsidiary and NRI will enter into a business combination transaction pursuant to which NRI will merge with and into the Merger Subsidiary (the "Merger").

         B. The Boards of Directors of each of PurchasePro, the Merger Subsidiary and NRI (i) have each determined that the Merger is consistent with and in furtherance of the long-term business strategy of their respective companies and fair to, and in the best interest of, their respective companies and stockholders and (ii) have each approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         C. For federal income tax purposes, the Parties intend that (i) the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) this Agreement be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

         D. PurchasePro, the Merger Subsidiary and NRI desire to make certain representations and warranties and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

                                   ARTICLE I.
                                   THE MERGER

         1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement and the applicable provisions of the FBCA, NRI shall merge with and into the Merger Subsidiary at the Effective Time (as defined in SECTION 1.2 below). From and after the Effective Time, the separate corporate existence of NRI shall cease and the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger (the "Articles of Merger") with the Florida Department of State in accordance with the relevant provisions of the

FBCA (the time of such filing (or such later time as may be agreed in writing by the Parties and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on the Closing Date (as defined in SECTION 1.13 below). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Articles of Merger.

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of NRI and the Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of NRI and the Merger Subsidiary shall become the debts liabilities and duties of the Surviving Corporation.

         1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

                  (a) At the Effective Time, the Articles of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that
Article I thereof shall be amended to read in its entirety as follows: "The name of the corporation is "Net Research, Inc."

                  (b) At the Effective Time, the Bylaws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be "Net Research, Inc."

                  (c) At the Effective Time, the directors of the Merger Subsidiary immediately prior to the Effective Time shall become the directors, and the officers of the Merger Subsidiary immediately prior to the Effective Time shall become the officers, of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.

         1.5 EFFECT ON CAPITAL STOCK/MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities:

                  (a) CONVERSION OF NRI COMMON STOCK. Subject to the provisions of SECTION 1.8 below, each share of Common Stock, par value $0.001 per share, of NRI (the "NRI Common Stock") issued and outstanding immediately prior to the Effective Time (other than any share held in NRI's treasury) (the "Outstanding NRI Common Stock") shall be canceled and extinguished and automatically converted into and represent the right to receive (i) a pro rata portion of Three Million Dollars ($3,000,000) (the "Cash Consideration") less the Escrow Cash (as defined in SECTION 1.9 below), and (ii) that number of shares of Common Stock, par value $0.01 per share, of PurchasePro ("PurchasePro Common Stock") equal to the Exchange Ratio (as defined below) less the Escrow Shares (as defined in SECTION 1.9 below), upon the surrender of the certificates representing such shares of NRI Common Stock in the manner provided in SECTION
1.6 below (or in the case of a lost, stolen or destroyed certificate, in the manner provided in SECTION 1.7 below). The "Exchange Ratio" means the quotient obtained by dividing (x) the


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quotient obtained by dividing Twelve Million Dollars ($12,000,000) by the
Outstanding NRI Common Stock by (y) the average of the closing prices per share of PurchasePro Common Stock as quoted on the Nasdaq National Market and reported in The Wall Street Journal for the five (5) trading days immediately preceding (but not including) the Closing Date (the "Closing Share Price").

                  (b) CANCELLATION OF CERTAIN SHARES. Each share of NRI Common Stock held in NRI's treasury immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

                  (c) DERIVATIVE SECURITIES AND VESTING NRI COMMON STOCK. As of the Effective Time, all options, warrants, notes, evidence of indebtedness, stock and other security that entitles the holder thereof the right to convert, purchase or otherwise acquire any NRI capital stock or any other security convertible into NRI capital stock (collectively, the "Derivative Securities") shall not be assumed by PurchasePro and shall all have been either converted into NRI Common Stock or terminated. All of the NRI Common Stock subject to vesting shall have fully vested or such vesting rights shall have been terminated prior to the Closing pursuant to the terms of the agreements providing for such vesting.

                  (d) CAPITAL STOCK OF THE MERGER SUBSIDIARY. Each share of common stock, $.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

                  (e) ADJUSTMENT TO THE EXCHANGE RATIO. The Exchange Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, reorganization, merger or similar event affecting PurchasePro Common Stock between the date hereof and the Effective Time. The shares of PurchasePro Common Stock into which NRI Common Stock is converted pursuant to this SECTION 1.5 are collectively referred to herein as the "Merger Shares."

                  (f) FRACTIONAL SHARES. No certificates or scrip representing fractional Merger Shares shall be issued to former holders of NRI Common Stock upon the surrender for exchange of certificates that, immediately prior to the Effective Time, represented NRI Common Stock converted into Merger Shares pursuant to SECTION 1.5(a) ("Certificates"), and such former holders of NRI Common Stock shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of PurchasePro with respect to any fractional Merger Shares that would have otherwise been issued to such former holders of NRI Common Stock. In lieu of any fractional Merger Shares that would have otherwise been issued, each former holder of NRI Common Stock that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificate, receive cash equal to the product of (i) the applicable fraction multiplied by (ii) the Closing Share Price.

     1.6      SURRENDER OF CERTIFICATES.

                  (a) EXCHANGE AGENT. PurchasePro's transfer agent shall act as the exchange agent (the "Exchange Agent") in the Merger.

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                  (b) PURCHASEPRO TO PROVIDE COMMON STOCK. Immediately after the
Effective Time, PurchasePro shall deliver to the Exchange Agent for exchange the Merger Shares (less the Escrow Shares) issuable pursuant to SECTION 1.5 in exchange for shares of Outstanding NRI Common Stock, the Cash Consideration
(less the Escrow Cash) and cash in an amount sufficient for payment in lieu of fractional shares pursuant to SECTION 1.5.

                  (c) EXCHANGE PROCEDURES. Immediately after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of outstanding shares of NRI Common Stock whose shares were converted into the right to receive the Merger Shares and the Cash Consideration pursuant to
SECTION 1.5(a), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Merger Shares (less the Escrow Shares) and Cash Consideration (less the Escrow Cash). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor and PurchasePro shall promptly cause to be issued, a certificate representing the number of whole shares of Merger Shares (less the Escrow Shares), cash payment in lieu of fractional shares which such holder has the right to receive pursuant to SECTION 1.5, and such holder's pro rata portion of the Cash Consideration (less the Escrow Cash), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of NRI Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Merger Shares (less the Escrow Shares), the pro rata portion of the Cash Consideration (less the Escrow Cash) into which such shares of PurchasePro Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with SECTION 1.5.

                  (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Merger Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. After the surrender of a Certificate in accordance with this Section, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to the Merger Shares. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Merger Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Merger Shares.

                  (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Merger Shares and any portion of the Cash Consideration are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PurchasePro or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Merger Shares in any name other than that of the registered holder of the

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certificate surrendered, or established to the satisfaction of PurchasePro or any agent designated by it that such tax has been paid or is not payable.

                  (f) NO LIABILITY. Notwithstanding anything to the contrary in this SECTION 1.6, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Merger Shares or NRI Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.7 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Merger Shares (less the Escrow Shares), such pro rata amount of the Cash Consideration (less the Escrow Cash) and cash for fractional shares, if any, as may be required pursuant to SECTION 1.5; PROVIDED, HOWEVER, that PurchasePro may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PurchasePro or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.8      DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of NRI Common Stock who has demanded and perfected appraisal rights for such shares in accordance with the of the FBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive PurchasePro Common Stock pursuant to SECTION 1.5, but the holder thereof shall only be entitled to such rights as are granted by the of the FBCA.

                  (b) Notwithstanding the provisions of Subsection (a) above, if any holder of shares of NRI Common Stock who demands appraisal of such shares under the FBCA shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Merger Shares and Cash Consideration, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) NRI shall give PurchasePro (i) prompt notice of any written demands for appraisal of any shares of NRI Common Stock, withdrawals of such demands, and any other instruments served pursuant to the FBCA and received by NRI which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the FBCA. NRI shall not, except with the prior written consent of PurchasePro, voluntarily make any payment with respect to any demands for appraisal of NRI Common Stock or offer to settle or settle any such demands.

         1.9 ESCROW. On the Closing Date, PurchasePro shall deliver to the Escrow Agent: (i) Five Hundred Thousand Dollars ($500,000) of the Cash Consideration (the "Escrow Cash") and (ii) that number of shares of PurchasePro Common Stock equal to One Million Dollars

($1,000,000), based on the Closing Share Price (the "Escrow Shares" and together with the Escrow Cash, the "Escrow Fund") for the purpose of securing the indemnification obligations of the NRI Common Shareholders (as defined hereinafter) set forth in this Agreement. The Escrow Cash and the Escrow Shares shall be held by the Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement substantially in the form of EXHIBIT A attached hereto (the "Escrow Agreement") by and among PurchasePro, the Escrow Agent and the Shareholder Representative (as defined in SECTION 1.11 below).

         1.10 NO FURTHER RIGHTS. Immediately after the Effective Time, no NRI Common Stock shall be deemed to be outstanding, except as otherwise contemplated by , and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

         1.11 SHAREHOLDER REPRESENTATIVE. By their approval of the Merger, each of the NRI Shareholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of ARTICLE VI; (ii) the Escrow Agreement; (iii) the appointment of the Principal Shareholder as the representative of the NRI Common Shareholders, (the "Shareholder Representative") and as the attorney-in-fact and agent for and on behalf of each NRI Common Shareholder as provided in this Agreement, the Escrow Agreement and the Shareholder Representative Agreement in the form attached hereto as EXHIBIT B (the "Representative Agreement") and (iv) the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under this Agreement and under the Escrow Agreement. The Shareholder Representative will have authority and power to act on behalf of each NRI Common Shareholder with respect to the disposition, settlement or other handling of (a) indemnity claims under ARTICLE VI, (b) all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement and (c) such other matters as provided in the Representative Agreement. Each NRI Common Shareholder will be bound by all actions taken by the Shareholder Representative in connection with indemnity claims under ARTICLE VI and the Escrow Agreement, and PurchasePro will be entitled to rely on any action or decision of the Shareholder Representative in connection therewith.

         1.12 SECURITIES LAWS COMPLIANCE. PurchasePro will issue the shares of PurchasePro Common Stock to be issued in the Merger pursuant to SECTION 1.5 of this Agreement pursuant to the exemption(s) from registration under Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") and applicable exemptions under applicable state securities laws. Concurrently with execution of this Agreement, each NRI Common Shareholder shall execute and deliver to PurchasePro an Investment Representation Letter in the form of EXHIBIT C attached hereto (the "Investment Representation Letter"), which shall, among other things, evidence such NRI Common Shareholder's understanding and acknowledgement that the shares of PurchasePro Common Stock to be issued to NRI Common Shareholders pursuant to
SECTION 1.5 will be "restricted securities" within the meaning of Rule 144 under the 1933 Act.

         1.13 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP in San Diego, California commencing at 9 A.M. on the date that is five (5) business days after all the obligations set forth in ARTICLE V are complied with or have been waived, or at such time and in such manner as the Parties mutually agree (the
"Closing Date").

         1.14 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either NRI or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

                                  ARTICLE II.
                      REPRESENTATIONS AND WARRANTIES OF NRI

         NRI represents and warrants to PurchasePro as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") furnished to PurchasePro specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

         2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. NRI is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of Florida. NRI is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a NRI MAE (as defined below). NRI has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. NRI has furnished to PurchasePro complete and accurate copies of its Articles of Incorporation and Bylaws. NRI is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. For purposes of this Agreement, "NRI MAE" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of NRI, but shall not include any of the foregoing related to (i) the economy or financial markets in general, or (ii) the industries in general in which NRI operates and not specifically related to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) NRI.

         2.2 CAPITALIZATION. The authorized capital stock of NRI consists of 7,500,000 shares of NRI common stock, par value $.001, of which, as of the date of this Agreement, 7,500,000 shares were issued and outstanding and no shares are held in the treasury of NRI. NRI has no shares of preferred stock authorized or issued. The NRI Common Shareholders (as defined below) own all the shares of NRI Common Stock as of the date of this Agreement. SECTION 2.2 of the Disclosure Schedule sets forth a complete and accurate list specifying (i) all of the holders of NRI capital stock (the "NRI Common Shareholders") and the number of shares of NRI Common Stock held by each NRI Common Shareholder, (ii) all outstanding Derivative Securities indicating (A) the holder thereof, (B) the number of shares of NRI Common Stock subject thereto, (C) the exercise price, date of grant, vesting schedule and expiration date therefor, and (D) any terms regarding the acceleration of vesting thereof, and (iii) all stock option plans and other stock or equity-related plans of NRI. All of the issued and outstanding shares of NRI Common Stock are, and all shares of NRI Common Stock that may be issued upon exercise of Derivative Securities will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Derivative Securities listed in SECTION 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, other convertible securities or instruments, agreements or commitments to which NRI is a party or that are binding upon NRI providing for the issuance or redemption of any of its capital stock. All of the Derivative Securities listed in SECTION 2.2 of the Schedule shall be converted into NRI common stock or terminated prior to Closing and all preferred stock of NRI shall be converted into common stock of NRI prior to the Closing. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to NRI. All of the NRI Common Stock subject to vesting shall have fully vested or such vesting rights shall have been terminated prior to the Closing pursuant to the terms of the agreements providing for such vesting. There are no agreements to which NRI is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of NRI. To the "Knowledge of NRI," there are no agreements among other parties, to which NRI is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of NRI. All of the issued and outstanding shares of NRI Common Stock were issued in compliance with applicable federal and state securities laws. For purposes of this ARTICLE II, the "Knowledge of NRI" or any phrase of similar import shall be deemed to refer to the knowledge of any executive officers or director of NRI after reasonable inquiry and investigation by such executive officer or director with respect to the matter in question.

         2.3 AUTHORIZATION OF MERGER. NRI has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Principal Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution and delivery by NRI of this Agreement and the consummation by NRI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of NRI. Without limiting the generality of the foregoing:

                  (a) the Board of Directors of NRI, at a meeting duly called and held or by written consent, unanimously (i) determined that the Merger is fair and in the best interests of NRI and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the FBCA and (iii) directed that this Agreement and the Merger be submitted to the shareholders of NRI, for their adoption and approval and resolved to recommend that the shareholders of NRI, vote in favor of the adoption of this Agreement and the approval of the Merger;

                  (b) this Agreement has been duly and validly executed and delivered by NRI and constitutes a valid and binding obligation of NRI, enforceable against NRI in accordance with its terms; and

                  (c) the affirmative vote of the holders of: (a) more than fifty percent (50%) of the shares of NRI Common Stock that are issued and outstanding on the Record Date (as defined below) is the only vote of the holders of any of the shares of NRI's capital stock, that is necessary to approve this Agreement, the Merger, the Articles of Merger, the Escrow Agreement and the other transactions contemplated by this Agreement under applicable law, NRI's Articles of Incorporation, Bylaws and other charter documents, and under any agreement or contract regarding the voting of shares of NRI's capital stock. As used in this SECTION 2.3, the term "Record Date" means the record date for determining those shareholders of NRI who are entitled to vote.

         2.4 NONCONTRAVENTION. Except for (i) the filing of the Articles of Merger as required by the FBCA and (ii) the third party consents required and set forth in SECTION 2.4 of the Disclosure Schedule, neither the execution and delivery by NRI of this Agreement nor the consummation by NRI of the transactions contemplated hereby will:

                  (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of NRI;

                  (b) require on the part of NRI any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity");

                  (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which NRI is a party or by which NRI is bound or to which any of its assets is subject;

                  (d) result in the imposition of any Security Interest (as defined below) upon any assets of NRI;

                  (e) violate any order, writ, injunction or decree applicable to NRI or any of its properties or assets; or

                  (f) violate any statute, rule or regulation applicable to NRI or any of its properties or assets which violation would have a NRI MAE.

         For purposes of this Agreement, (i) "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (A) mechanic's, materialmen's, and similar liens, (B) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (C) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of NRI and not material to NRI and (ii) "Ordinary Course of Business" means the ordinary course of NRI's business consistent with past custom and practice (including with respect to frequency and amount).

         2.5 SUBSIDIARIES. NRI does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

         2.6 FINANCIAL STATEMENTS. NRI has provided to PurchasePro its balance sheets and statements of income, changes in shareholders' equity and cash flows since inception. Such financial statements (collectively, the "Financial Statements") (i) have been prepared using Quickbook accounting software and have been prepared on a consistent basis throughout the periods covered thereby, (ii) fairly present the financial condition, results of operations and cash flows of NRI as of the dates thereof and for the periods referred to therein, (iii) are consistent with the books and records of NRI and (iv) are true, correct and complete in all material respects.

         2.7 ABSENCE OF CERTAIN CHANGES. Since December 31, 2000, (a) there has occurred no event or development that has had, or could reasonably be expected to have in the future, a NRI MAE, and (b) NRI has not:

                  (a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

                  (b) borrowed any amount, obtained any letters of credit or incurred or become subject to any liabilities in excess of Twenty Thousand Dollars ($20,000) in the aggregate;

                  (c) discharged or satisfied any Security Interest or other encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

                  (d) declared or made any payment or distribution of cash or other property to shareholders with respect to its stock, or purchased or redeemed any shares of its capital stock;

                  (e) mortgaged or pledged any of its assets or properties, or subjected them to any Security Interest or any other encumbrance;

                  (f) sold, leased, subleased, assigned or transferred any of its assets or properties, except in the Ordinary Course of Business, or cancelled any debts or claims; (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offer employment to any individuals;

                  (h) entered into any material transaction, or modified any existing transaction (the aggregate consideration for which is in excess of Twenty Thousand Dollars ($20,000));

                  (i) made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business which in the aggregate do not exceed Twenty Thousand Dollars ($20,000);

                  (j) entered into any transaction or operated NRI's business, not in the Ordinary Course of Business;

                  (k) made any change in its accounting methods or practices or ceased making accruals for Taxes, obsolete inventory, vacation and other customary accruals;

                  (l) ceased from reserving cash to pay Taxes, principal and interest on borrowed funds, and other customary expenses and payments;

                  (m) caused to be entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party, other than in the Ordinary Course of Business;

                  (n) made any material change in any of its business policies;

                  (o) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to NRI's business or its financial condition; or

                  (p) entered into any agreement to do any of the foregoing.

         2.8 UNDISCLOSED LIABILITIES. NRI does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), except for (a) liabilities that have arisen since December 31, 2000 in the Ordinary Course of Business, (b) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet, (c) liabilities reflected in the Financial Statements, or (d) liabilities for fees and costs of NRI related to the Merger.

2.9      TAX MATTERS.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Taxes" means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including net income, gross income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period and (C) any liability for the payment of any amount of the type described in (A) or
                           (B) as a result of any express or implied obligation to indemnify any other person.

                  (ii) "Tax Returns" means all reports, returns, declarations, statements or other information (including, without limitation, estimated Tax

                           Returns and reports, withholding Tax Returns and reports and information reports and returns) required to be supplied to a taxing authority in connection with Taxes.

                  (b) NRI has qualified and continued to so qualify as a S Corporation for federal and state tax purposes since the date of its incorporation and will continue to so qualify up to and including the Closing Date. NRI has or will have filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to it on or before the Closing Date, and such Tax Returns are or will be true, correct and complete in all material respects. NRI has paid in full or has made provision in the Financial Statements for all taxes which are due or claimed to be due from it by any taxing authority. The reserves for Taxes reflected in the Financial Statements are sufficient for payment in full of all unpaid Taxes (whether or not currently known or disputed) through the date thereof. NRI has not incurred any liability for Taxes other than in the Ordinary Course of Business since December 31, 2000. There are no liens for Taxes upon the assets of NRI. NRI has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authorities with respect to liabilities for Taxes which have not been fully paid or finally settled. No state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods prior to the Closing Date which have not been audited by any taxing authority. Neither NRI, its officers or directors nor shareholders are aware of any information which has caused or should cause them to believe that an audit by any Tax authority may be forthcoming. NRI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

         2.10 TITLE TO ASSETS. NRI has good and valid title to, or valid leasehold interest in, all tangible assets and properties, real, personal and mixed, used or held for use in NRI's business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of NRI (tangible or intangible) is subject to any Security Interest or any other encumbrances.

         2.11 REAL PROPERTY. NRI does not own, and has never owned, any real property. SECTION 2.11 of the Disclosure Schedule lists the only real property leased by or subleased to NRI ( the "Leased Property"). NRI has delivered to PurchasePro a complete and accurate copy of the lease (the "RP Lease") for the Leased Property. The RP Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Neither NRI, nor to the Knowledge of NRI, the other party to the RP Lease, is in breach or violation of, or default under, the RP Lease, and no event has occurred, is pending or, to the Knowledge of NRI, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by NRI or, to the Knowledge of NRI, the other party to the RP Lease under such lease.

2.12     INTELLECTUAL PROPERTY.

                  (a) NRI owns, is licensed or otherwise possesses legally enforceable rights to use all of its Intellectual Property (as defined below) that is (i) required or necessary for the conduct of the business of NRI as currently conducted or (ii) under development for such business, in either case the absence of which, individually or in the aggregate, would have a NRI MAE (collectively, the "NRI Intellectual Property"). Each item of NRI Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. NRI has taken all commercially reasonable measures to protect the proprietary nature of each item of NRI Intellectual Property. To the Knowledge of NRI, (a) no other person or entity has any rights to any of the NRI Intellectual Property owned by NRI (except pursuant to agreements or licenses specified in SECTION 2.12(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the NRI Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor. SECTION 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark, trade name and domain name, registration or application therefor, software or copyrightable works owned by NRI. NRI (i) is the sole and exclusive owner of, with right, title and intent in and to (free and clear of any Security Interest and any other encumbrances), the NRI Intellectual Property, including without limitation the NRI Software (as defined in SECTION 2.12(e) below) or (ii) is a licensee of the NRI Intellectual Property under valid and binding license agreements listed in SECTION 2.12(c) of the Disclosure Schedule.

                  (b) None of the NRI Intellectual Property infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. SECTION 2.12(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by NRI alleging any such infringement, violation or misappropriation. NRI has provided to PurchasePro complete and accurate copies of all written documentation in NRI's possession relating to (i) any such complaint, claim, notice or threat or (ii) claims or disputes known to NRI concerning any NRI Intellectual Property.

                  (c) SECTION 2.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which NRI has licensed, distributed or otherwise granted any rights to any third party with respect to, any NRI Intellectual Property.

                  (d) SECTION 2.12(d) of the Disclosure Schedule identifies each item of NRI Intellectual Property that is owned by a party other than NRI, and the license or agreement pursuant to which NRI uses it (excluding off-the-shelf software programs licensed by NRI pursuant to "shrink wrap" licenses).

                  (e) NRI has not disclosed the source code for any of the software owned by it, including without limitation the source code for the software underlying the Provisional Application for Patent entitled "Baybuilder dynamic commerce technology" as described in SECTION 2.12(a) of the Disclosure Schedule (collectively, the "NRI Software") or other confidential information constituting, embodied in or pertaining to the NRI Software to any person or entity, except to the Principal Shareholder and Steven Kang, and NRI has taken commercially reasonable measures to prevent disclosure of such source code. The NRI Software has not been altered by anyone other than the Principal Shareholder and no derivative product has been derived from the NRI Software that is not owned exclusively by NRI without any Security Interest or other encumbrances.

                  (f) The execution and delivery of this Agreement by NRI and the consummation of the transactions contemplated hereby, will neither cause NRI to be in violation or default under any license, sublicense or agreement listed in SECTIONS 2.12(c) and (d) of the Disclosure Schedule or entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

                  (g) All of the copyrightable materials owned by NRI (including the NRI Software) have been created by employees of NRI within the scope of their employment by NRI or by independent contractors of NRI who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to NRI. No portion of such copyrightable materials was jointly developed with any third party.

     2.13     CONTRACTS.

                  (a) SECTION 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which NRI is a party:

                           (i)      any agreement (or group of related
                                    agreements) for the lease of personal
                                    property from or to third parties providing for lease payments in excess of Twenty Thousand Dollars ($20,000) per annum;

                           (ii)     any agreement (or group of related
                                    agreements) for the purchase or sale of
                                    products or for the furnishing or receipt of services (A) that calls for performance over a period of more than one year, (B) that involves more than the sum of Twenty Thousand Dollars ($20,000), or (C) in which NRI has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                           (iii) any agreement establishing a partnership or joint venture;

                           (iv)     any agreement (or group of related
                                    agreements) under which it has created,
                                    incurred, assumed or guaranteed (or may
                                    create, incur, assume or guarantee)
                                    indebtedness (including capitalized lease obligations) involving more than Twenty Thousand Dollars ($20,000) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                           (v) any agreement concerning confidentiality or noncompetition;

                           (vi)     any employment or consulting agreement;

                           (vii) any agreement involving any officer, director or shareholder of NRI or any other affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of NRI;

                           (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a NRI MAE;

                           (ix) any agreement that contains any provisions requiring NRI to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

                           (x) any other agreement (or group of related agreements) either involving more than Twenty Thousand Dollars ($20,000) or not entered into in the Ordinary Course of Business.

                  (b) NRI has delivered to PurchasePro a complete and accurate copy of each agreement listed in SECTIONS 2.12 and 2.13 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither NRI nor, to the Knowledge of NRI, any other party is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of NRI, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by NRI or, to the Knowledge of NRI, any other party under such contract.

         2.14 ACCOUNTS RECEIVABLE. All accounts receivable of NRI reflected in the Financial Statements are valid receivables subject to no setoffs or counterclaims, have arisen in the ordinary course of business and, to the Knowledge of NRI, are current and collectible (within a reasonable period of time after the date on which they first became due and payable), net of the applicable reserve for bad debts in the Financial Statements.

         2.15 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of NRI.

         2.16 INSURANCE. SECTION 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which NRI is a party. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, NRI may not be liable for retroactive premiums or similar payments, and NRI is otherwise in compliance in all material respects with the terms of such policies. NRI has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

         2.17 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation (a "Legal Proceeding") that is pending or, to the Knowledge of NRI, has been threatened against NRI or affecting the NRI Common Stock or the transactions contemplated by this Agreement. To the Knowledge of NRI, there is no basis for any such Legal Proceeding.

         2.18 WARRANTIES. No product or service manufactured, sold, leased, licensed or delivered by NRI is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of NRI, which are set forth in
SECTION 2.18 of the Disclosure Schedule, and (ii) manufacturers' warranties for which NRI has no liability. SECTION 2.18 of the Disclosure Schedule sets forth the aggregate expenses incurred by NRI in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and NRI does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

     2.19     EMPLOYEES.

                  (a) SECTION 2.19 of the Disclosure Schedule contains a list of all employees of NRI along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality/assignment of inventions agreement with NRI, a copy of which has previously been delivered to PurchasePro. SECTION 2.19 of the Disclosure Schedule contains a list of each employee of NRI, who is a party to a non-competition agreement or an employment agreement with NRI, and copies of such agreements have previously been delivered to PurchasePro. To the Knowledge of NRI, no key employee or group of employees has any plans to terminate employment with NRI before or after the Merger.

                  (b) NRI is not a party to or bound by any collective bargaining agreement, nor has either experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. NRI has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to its employees.

                  (c) NRI has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes. There is no investigation of NRI's employment policies or practices by any governmental or regulatory authority pending or to the Knowledge of NRI, threatened.

     2.20     EMPLOYEE BENEFITS.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

                           (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                           (iii) "ERISA Affiliate" means any entity that is, or at any applicable time was, a member of
                                    (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (D) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included NRI.

                  (b) SECTION 2.20(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by NRI or any ERISA Affiliate. Complete and accurate copies of
(i) all Employee Benefit Plans that have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered to PurchasePro. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of NRI and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. NRI, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including
Section 4980B of the Code, Subtitle K, Chapter 100 of the Code, and Sections 601 through 608 and Section 701 ET SEQ. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

                  (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

                  (e) Neither NRI nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (f) At no time has NRI or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of NRI (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

                  (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by NRI or any ERISA Affiliate that would subject NRI or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or
(ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

                  (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (j) Each Employee Benefit Plan is amendable and terminable unilaterally by NRI at any time without liability to NRI as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits NRI from amending or terminating any such Employee Benefit Plan.

                  (k) SECTION 2.20(k) of the Disclosure Schedule discloses each:

                           (i) agreement with any shareholder, director, executive officer or other key employee of NRI (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NRI of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;

                           (ii) agreement, plan or arrangement under which any person may receive payments from NRI that may be subject to the tax imposed by
                                    Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and

                           (iii) agreement or plan binding NRI, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (l) SECTION 2.20(l) of the Disclosure Schedule sets forth the policies of NRI with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of December 31, 2000.

         2.21 ENVIRONMENTAL MATTERS. NRI has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a NRI MAE. There is no pending or, to the Knowledge of NRI, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving NRI, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a NRI MAE. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to: (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

         2.22 LEGAL COMPLIANCE. NRI is, and the conduct and operations of its business is, in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a NRI MAE.

         2.23 CUSTOMERS AND SUPPLIERS. SECTION 2.23 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than one percent of the revenues of NRI during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to NRI. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to NRI. No unfilled customer order or commitment obligating NRI to process, manufacture or deliver products or perform services will result in a loss to NRI, upon completion of performance. No purchase order or commitment of NRI is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

         2.24 PERMITS. SECTION 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by NRI. Such listed Permits are the only Permits that are required for NRI to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a NRI MAE. Each such Permit is in full force and effect and, to the Knowledge of NRI, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

         2.25 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of NRI (a) owns any property or right, tangible or intangible, that is used in the business of NRI, (b) has any claim or cause of action against NRI, or (c) owes any money to, or is owed any money by, NRI. SECTION 2.25 of the Disclosure Schedule describes any transactions or relationships between NRI and any Affiliate thereof that have occurred or existed since NRI's inception.

         2.26 BROKERS' FEES. NRI has not retained any broker in connection with the transactions contemplated hereunder. PurchasePro has, and will have, no obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of NRI.

         2.27 BOOKS AND RECORDS. The minute book and other similar records of NRI contain complete and accurate records of all actions taken at any meetings of NRI's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

         2.28 DISCLOSURE. No representation or warranty by NRI contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of NRI pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                    OF PURCHASEPRO AND THE MERGER SUBSIDIARY

         Each of PurchasePro and the Merger Subsidiary represents and warrants to NRI as of the date hereof and as of the Closing Date, as follows:

         3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. PurchasePro is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the Merger Subsidiary is a corporation incorporated under the Florida Business Corporation Act and its status is active. PurchasePro is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have an PurchasePro MAE (as defined below). PurchasePro has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. PurchasePro has furnished or made available to NRI complete and accurate copies of its Articles of Incorporation and Bylaws. For purposes of this Agreement, "PurchasePro MAE" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of PurchasePro and its subsidiaries, taken as a whole, but shall not include any of the foregoing related to (i) the economy or financial markets in general, (ii) the industries in general in which PurchasePro operates and not specifically related to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) PurchasePro, or (iii) any change in the market price or trading volume of PurchasePro.

         3.2 CAPITALIZATION. The authorized capital stock of PurchasePro includes 150,000,000 shares of PurchasePro Common Stock, of which 67,495,450 shares were issued and outstanding as of March 1, 2001. All of the issued and outstanding shares of PurchasePro

Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

         3.3 VALIDITY OF SHARES. The shares of PurchasePro Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by PurchasePro, and (b) be subject to applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the 1933 Act and Rule 144 promulgated under the 1933 Act, under applicable "blue sky" state securities laws.

         3.4 AUTHORIZATION OF TRANSACTION. Each of PurchasePro and the Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its respective obligations hereunder and thereunder. The execution and delivery by PurchasePro and the Merger Subsidiary of this Agreement and the agreements contemplated hereby and the consummation by PurchasePro and the Merger Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of PurchasePro and the Merger Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by PurchasePro and the Merger Subsidiary and constitutes a valid and binding obligation of PurchasePro and the Merger Subsidiary, enforceable against them in accordance with its terms.

         3.5 NONCONTRAVENTION. Subject to (i) compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the Exchange Act and (ii) the filing of the Articles of Merger as required by the FBCA, neither the execution and delivery by PurchasePro or the Merger Subsidiary of this Agreement or (in the case of PurchasePro) the Escrow Agreement, nor the consummation by PurchasePro or the Merger Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or Bylaws of PurchasePro or the Merger Subsidiary,
(b) require on the part of PurchasePro or the Merger Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which PurchasePro or the Merger Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation that would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PurchasePro or the Merger Subsidiary or any of their properties or assets.

         3.6 REPORTS AND FINANCIAL STATEMENTS. PurchasePro has previously furnished or made available to NRI complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by PurchasePro under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2000 (such reports are collectively referred to herein as the "PurchasePro Reports").

The PurchasePro Reports constitute all of the documents required to be filed by PurchasePro under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from July 1, 1999 through the date of this Agreement. The PurchasePro Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the PurchasePro Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of PurchasePro included in the PurchasePro Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of PurchasePro as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of PurchasePro.

         3.7 LITIGATION. Except as disclosed in the PurchasePro Reports, as of the date of this Agreement, there is no Legal Proceeding that is pending or, to PurchasePro's knowledge, threatened against PurchasePro or any subsidiary of PurchasePro that, if determined adversely to PurchasePro or such subsidiary, could have, individually or in the aggregate, an PurchasePro MAE or that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

         3.8 INTERIM OPERATIONS OF THE MERGER SUBSIDIARY. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

         3.9 BROKERS' FEES. PurchasePro has not retained any broker in connection with the transactions contemplated hereunder. NRI has, and will have, no obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of PurchasePro.

         3.10 DISCLOSURE. No representation or warranty by PurchasePro contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of PurchasePro pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV.
                                    COVENANTS

         4.1 CLOSING EFFORTS. Each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its best efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

         4.2 GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS.

                  (a) Each Party shall use its best efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

                  (b) NRI shall use its best efforts to obtain, at its expense, all such waivers, consents or approvals from third parties set forth in SECTION
2.4 of the Disclosure Schedule.

                  (c) PurchasePro and NRI shall cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents.

                  (d) PurchasePro agrees that it will execute an agreement wherein it agrees to be bound by the Standard Sales Agreement between NRI and Dofasco Inc. dated December 18, 2000 (the "Dofasco Agreement") and fully perform NRI's obligations thereunder; PROVIDED that Dofasco Inc. agrees to revisions to the Dofasco Agreement pursuant to terms satisfactory to PurchasePro.

         4.3 OPERATION OF BUSINESS. Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, NRI shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, NRI shall not without the written consent of PurchasePro or as otherwise specifically set forth in this Agreement:

                  (a) issue or sell, or redeem or repurchase, any stock or other securities of NRI or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the exercise or termination of the Derivative Securities);

                  (b) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
SECTION 2.21(k) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

                  (e) acquire, sell, lease, license or dispose of any assets or property other than purchases and sales of assets in the Ordinary Course of Business;

                  (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

                  (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                  (h) amend its charter, Bylaws or other organizational documents, except for the amendment of its Articles of Incorporation to remove
Article 8 of such articles;

                  (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                  (k) make or commit to make any capital expenditure in excess of Twenty Thousand Dollars ($20,000) per item or Forty Thousand ($40,000) in the aggregate;

                  (l) institute or settle any Legal Proceeding;

                  (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of NRI set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in ARTICLE V not being satisfied; or

                  (n) agree in writing or otherwise to take any of the foregoing actions.

         4.4 ACCESS TO INFORMATION. NRI shall permit representatives of PurchasePro to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of NRI) to personnel, premises properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to NRI, in order to permit PurchasePro to conduct its due diligence investigation with respect to the period from the date hereof until the Effective Time. The confidentiality provisions of the letter agreement dated

January 31, 2001 entered into by PurchasePro and NRI (the "Confidentiality Agreement") shall continue in full force and effect.

         4.5 NOTICE OF BREACHES. From the date of this Agreement until the Effective Time, NRI shall promptly deliver to PurchasePro supplemental information concerning events or circumstances occurring subsequent to the date hereof that would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date or that would cause any condition precedent to NRI's obligations hereunder not to be satisfied in a timely manner. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

         4.6 EXCLUSIVITY.

                  (a) Except with respect to this Agreement and the transactions contemplated hereby, NRI shall not, and NRI shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly,
(i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than PurchasePro) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving NRI, (ii) furnish any non-public information concerning the business, properties or assets of NRI to any party (other than PurchasePro) or (iii) engage in discussions or negotiations with any party (other than PurchasePro) concerning any such transaction.

                  (b) NRI shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that NRI is terminating such discussions or negotiations. If NRI receives any inquiry, proposal or offer of the nature described in paragraph (a) above, NRI shall, within one (1) business day after such receipt, notify PurchasePro of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

         4.7 TERMINATION OF DERIVATIVE SECURITIES AND VESTING OF NRI COMMON STOCK. Prior to the Closing, (a) NRI shall have either terminated the Derivative Securities under the terms thereof or converted the Derivative Securities into NRI Common Stock, as the case may be, under the terms thereof, and all payment obligations arising for any such termination shall be satisfied out of the Cash Consideration or Merger Shares, and (b) all of the NRI Common Stock subject to vesting shall have fully vested or such vesting rights shall have been terminated prior to the Closing pursuant to the terms of the agreements providing for such vesting.

         4.8 APPROVAL OF NRI COMMON SHAREHOLDERS. NRI shall take the actions necessary to conduct a meeting of the NRI Common Shareholders to consider and vote on the Merger, subject to compliance by PurchasePro's obligations hereunder, at the earliest practicable date after the Agreement Date (consistent with the requirements of Section 4(2) and/or Regulation D under the 1933 Act) and in connection therewith NRI's Board of Directors shall recommend to the NRI Common Shareholders that they approve the Merger, this Agreement and the transactions contemplated thereby. The vote of the NRI Common Shareholders shall be called, held and conducted, and any proxies or written consents shall be solicited, in compliance with NRI's Articles of Incorporation and Bylaws, both as amended, and in compliance with applicable law.

         4.9 APPROVAL BY PRINCIPAL SHAREHOLDER. The Principal Shareholder shall vote all of his shares of NRI Common Stock to approve this Agreement and the Merger and against any other alternative proposal and shall timely grant PurchasePro an irrevocable proxy to so vote his shares of NRI Common Stock.

         4.10 CASH AS OF THE CLOSING DATE. NRI shall have at least $300,000 in cash as of the Closing Date.

         4.11 NRI EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS. NRI shall terminate any Employee Benefit Plans that are governed by Section 401(K) of the Code immediately prior to the Effective Time upon the request of PurchasePro. In the event that the distribution or rollover of assets from the trust of a Code
Section 401(K) plan that is terminated will trigger liquidation, surrender or other fees that will be imposed on the terminated plan or any participant or beneficiary of such terminated plan, NRI shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such reasonable estimate in writing to PurchasePro prior to the Effective Time. Any Employee Benefit Plan that is governed by Section 401(K) of the Code and relies on a standardized prototype document shall be amended prior to the Effective Time so as not to require all corporations that are members of the same controlled group of corporations as the employer sponsoring such plan to participate in such plan. NRI shall file any delinquent Form 5500s through the Department of Labor Delinquent Filer Voluntary Compliance Program prior to the Effective Time.

         4.12 TAX-FREE REORGANIZATION.

                  (a) Subject to the express terms of this Agreement, the Parties will not knowingly undertake any voluntary action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that no breach of this covenant shall occur as a result of the Parties consummating the Merger in accordance with the terms of this Agreement.

                  (b) Each of the Parties agree that they will prepare all Tax Returns in a manner that is consistent with the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code.

         4.13 CUSTOMER TRANSITION. NRI and the Principal Shareholder shall use its best efforts to take all actions and to do all things necessary, proper or advisable to assist the Surviving Corporation or PurchasePro in working with and maintaining NRI's existing customers in connection with the transactions contemplated by this Agreement.

         4.14 NRI CONTRACT TERMINATIONS. NRI and the Principal Shareholder shall use its best efforts to take all actions and to do all things necessary, proper or advisable to assist the Surviving Corporation or PurchasePro in negotiating terminations of the RP Lease, the Adelphia

Alarm System and Monitoring Agreement dated December 23, 1999 and the Ciberlynx, Inc. Internet Services and Equipment Contract Term Commitment dated 27, 1999.

                                  ARTICLE V.
                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 CONDITIONS TO OBLIGATIONS OF PURCHASEPRO AND THE MERGER SUBSIDIARY. The obligation of each of PurchasePro and the Merger Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by PurchasePro) of the following conditions:

                  (a) NRI shall have obtained (and shall have provided copies thereof to PurchasePro) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in SECTION 4.2 that are required on the part of NRI.

                  (b) All representations and warranties of NRI set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date).

                  (c) NRI shall have performed or complied with in all respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

                  (d) No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a NRI MAE, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  (e) NRI shall have terminated or converted all Derivative Securities into NRI Common Stock.

                  (f) The holders of at least ninety five percent (95%) of the outstanding shares of NRI Common Stock shall have entered into the Registration Rights Agreement (either individually or by proxy) in the form attached hereto as EXHIBIT D (the "Registration Rights Agreement").

                  (g) NRI shall have delivered to PurchasePro and the Merger Subsidiary a certificate (the "NRI Certificate") in the form of EXHIBIT E attached hereto to the effect that each of the conditions specified in clauses
(a) through (d) (insofar as clause (d) relates to Legal Proceedings involving
NRI) of this SECTION 5.1 is satisfied in all respects.

                  (h) Each of the NRI Common Shareholders not exercising his/her dissenter's rights under the FBCA shall have executed and delivered to PurchasePro an Investment Representation Letter.

                  (i) PurchasePro shall have received from Broad and Cassel, counsel to NRI, an opinion in the form attached hereto as EXHIBIT F, addressed to PurchasePro and dated as of the Closing Date.

                  (j) PurchasePro shall have received a certificate of NRI's secretary in the form of EXHIBIT G attached hereto, certifying as of the Closing Date (i) a true and complete copy of the Articles of Incorporation and Bylaws of NRI certified as of a recent date by the Secretary of State of Florida, (ii) a certificate of each appropriate Secretary of State certifying the good standing of NRI in its state of incorporation and all states in which it qualified to do business, (iii) a true and complete copy of the resolutions of the board of directors of NRI and the resolutions of the NRI Common Shareholders, each authorizing the execution, delivery and performance of this Agreement by NRI and
(iv) incumbency matters.

                  (k) The Principal Shareholder shall have entered into an Employment Agreement with PurchasePro in the form attached hereto as EXHIBIT H.

                  (l) Each shareholder of NRI that has executed the Registration Rights Agreement, and Messrs. Rao, Sure, Shaik, Chittathoor and Mr. and Mrs. Patil (to the extent Messrs. Rao, Sure, Shaik, Chittathoor or Mr. and Mrs. Patil have not executed the Registration Rights Agreement) shall have executed and delivered to PurchasePro a Shareholder Waiver Agreement in the form attached hereto as EXHIBIT I.

                  (m) PurchasePro shall have received the Escrow Agreement executed by the Escrow Agent and the Shareholder Representative.

                  (n) This Agreement, the Merger and all the other documents to be delivered hereunder will have been duly and validly approved and adopted, as required by applicable law, by (i) NRI's Board of Directors, and (ii) the valid and affirmative vote of ninety five percent (95%) of the outstanding shares of NRI's capital stock entitled to vote thereon.

                  (o) All officers, employees and consultants of NRI shall have executed proprietary information and inventions agreements in the form attached hereto as EXHIBIT J.

                  (p) Each of The Timken Company, Dofasco Inc. and Owens Corning shall have agreed to continue working with the Surviving Corporation or PurchasePro under its existing terms with NRI or terms satisfactory to PurchasePro.

                  (q) Srikanth Jujare shall have paid to NRI the $37,125 that he owes NRI in connection with his purchase of NRI Common Stock.

         5.2 CONDITIONS TO OBLIGATIONS OF NRI. The obligation of NRI to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) PurchasePro shall have effected all of the registrations, filings and notices referred to in SECTION 4.2 that are required on the part of PurchasePro, except for any which if not obtained or effected would not have an PurchasePro MAE or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (b) All representations and warranties of PurchasePro and the Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

                  (c) each of PurchasePro and the Merger Subsidiary shall have performed or complied with in all respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have an PurchasePro MAE, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (e) PurchasePro shall have delivered to NRI a certificate (the "PurchasePro Certificate") in the form attached hereto as EXHIBIT K to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving PurchasePro or the Merger Subsidiary) of this SECTION 5.2 is satisfied in all respects;

                  (f) NRI shall have received a certificate of PurchasePro's Secretary in the form of EXHIBIT L attached hereto, certifying as of the Closing Date (i) a true and complete copy of the Certificate of Incorporation and Bylaws of PurchasePro certified as of a recent date by the Secretary of State of Nevada
(ii) a certificate of Secretary of State of Nevada certifying the good standing of PurchasePro in its state of incorporation, (iii) a true and complete copy of the resolutions of the board of directors of PurchasePro, authorizing the execution, delivery and performance of this Agreement by PurchasePro and (iv) incumbency matters.

                  (g) NRI shall have received from Brobeck, Phleger & Harrison LLP, counsel to PurchasePro, an opinion in the form attached hereto as EXHIBIT M, addressed to NRI and the Principal Shareholder and dated as of the Closing Date.

                  (h) PurchasePro shall have executed and delivered to the Shareholder Representative the Registration Rights Agreement and the Escrow Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDER. The Principal Shareholder shall indemnify PurchasePro, the Surviving Corporation and their respective officers, directors, Affiliates, employees, agents, successors and assigns (collectively the "PurchasePro Group") in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by any member of the PurchasePro Group thereof resulting from, relating to or constituting:

                  (a) breach of any covenant, representation, warranty or agreement made by NRI in or pursuant to this Agreement, or in other documents delivered in connection with the transactions contemplated in this Agreement;

                  (b) any failure of any NRI Common Shareholder to have good, valid and marketable title to the issued and outstanding NRI Common Stock issued in the name of such NRI Common Shareholder, free and clear of all Security Interests and any other encumbrances;

                  (c) any claim by a shareholder or former shareholder of NRI, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of NRI; (ii) any rights of a shareholder (other than the right to receive the Merger Shares pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or Bylaws of NRI; or
(iv) any claim that, his, her or its shares were wrongfully repurchased by NRI;
or

                  (d) any Legal Proceedings listed in the Disclosure Schedule.

         6.2 INDEMNIFICATION BY PURCHASEPRO. PurchasePro shall indemnify the NRI Common Shareholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the NRI Common Shareholders resulting from, relating to or constituting any breach of any covenant, representation, warranty or agreement made by PurchasePro or the Merger Subsidiary in or pursuant to this Agreement or in other documents delivered in connection with the transactions contemplated in this Agreement.

         6.3 INDEMNIFICATION CLAIMS.

                  (a) THIRD PARTY SUIT OR PROCEEDING. A party entitled, or seeking to assert rights, to indemnification under this ARTICLE VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this ARTICLE VI may be sought. Such notification shall be given within twenty (20) business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) calendar days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; PROVIDED that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this ARTICLE VI and (B) the AD DAMNUM is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this ARTICLE VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; PROVIDED that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.
The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, that shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  (b) INDEMNIFICATION CLAIM PROCEDURE. Except as provided in
SECTION 6.3(a) above, in order to seek indemnification under this ARTICLE VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party pursuant to the procedure set forth in Section 4(c) of the Escrow Agreement. In the event the Escrow Agreement has terminated and the Indemnifying Party disputes the claim by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive part, but not all, of the Damages in dispute (the "Claimed Amount"), in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Damages not in dispute (the "Agreed Amount"), by check or by wire transfer or (ii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in this SECTION 6.3(b) for the resolution of such dispute (a "Dispute").

         During the sixty (60)-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such sixty (60)-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the

Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this SECTION 6.3(b) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; PROVIDED that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

         Notwithstanding the other provisions of this SECTION 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation that may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this ARTICLE VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this ARTICLE VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this ARTICLE VI, for any such Damages for which it is entitled to indemnification pursuant to this ARTICLE VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this ARTICLE VI).

         For purposes of this SECTION 6.3 and the last two sentences of SECTION 6.4, if the NRI Common Shareholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in SECTION
6.3 or 6.4) shall be deemed to refer to the Shareholder Representative. The Shareholder Representative shall have full power and authority on behalf of each NRI Common Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the NRI Common Shareholders under this ARTICLE VI. The Shareholder Representative shall have no liability to any NRI Common Shareholder for any action taken or omitted on behalf of the NRI Common Shareholders pursuant to this ARTICLE VI.

                  (c) TAX INDEMNITY. Notwithstanding anything in this Agreement to the contrary, in the event any member of the PurchasePro Group incurs Damages arising resulting from a breach of the representations or warranties set forth in SECTION 2.9 herein, including without limitation the Disclosure Schedule referred to therein and relating to such Section ("Tax Losses"), PurchasePro shall have the right, for the period covered by SECTION 2.9 hereof, to control any audit or determination by any taxing authority, initiate any claim for refund or amended return, contest, defend against, resolve, and settle any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes or otherwise resolve any issue pertaining to any Tax Losses; PROVIDED, HOWEVER, that PurchasePro will not settle any such claim that would result in an indemnity obligation on the Principal Shareholder without the Principal Shareholder's prior written consent, which consent shall not be unreasonably withheld. The Principal Shareholder shall have the right to receive in a timely manner copies of all non-privileged correspondence, records and relevant documentation and to be timely informed of and to attend all meetings with third parties relating to any claimed Tax Losses.

         6.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall remain in full force and effect for a period of twenty four (24) months after the Effective Date; PROVIDED, HOWEVER, that the representations and warranties in SECTIONS 2.1-2.3 shall survive indefinitely and the representations and warranties in SECTION 2.9 shall survive for the applicable statute of limitation plus one year. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Cash or Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Cash or Escrow Shares to the NRI Common Shareholders in accordance with the terms of the Escrow Agreement.

         6.5 LIMITATIONS.

                  (a) ESCROW ACCOUNT. In the event that any member of the PurchasePro Group is entitled to indemnification under this ARTICLE VI, PurchasePro's first recourse for indemnification shall be the Escrow Fund. After the Escrow Fund is exhausted or the Escrow Agreement is terminated, PurchasePro shall be entitled to seek indemnification under this ARTICLE VI directly from the Principal Shareholder.

                  (b) THRESHOLD AMOUNT. The Principal Shareholder shall have no liability to any member of the PurchasePro Group, and PurchasePro shall have no liability to the NRI Common Shareholders, for amounts payable pursuant to their respective indemnification obligations in this ARTICLE VI until the total of all such Damages incurred by the Indemnified

Party exceed Fifty Thousand Dollars ($50,000) in the aggregate (the "Threshold Amount"), and then indemnification by the Indemnifying Party shall apply to all such Damages exceeding the Threshold Amount.

                  (c) CAP AMOUNT. The Principal Shareholder shall have no liability to any member of the PurchasePro Group, and PurchasePro shall have no liability to the NRI Common Shareholders, pursuant to their respective indemnification obligations in this ARTICLE VI to the extent that the total of all Damages (subject to the threshold requirements set forth in SECTION 6.5(b) above) paid by such indemnifying party pursuant to such indemnification obligations exceeds Fifteen Million Dollars ($15,000,000) in the aggregate.

                  (d) FRAUD EXCEPTION. The limitation on the Principal Shareholder's and PurchasePro's indemnification obligation in this ARTICLE VI shall not apply to any fraud by NRI or the Principal Shareholder, or by PurchasePro, as the case may be, or to Damages resulting from (i) disputes as to the title of NRI Common Stock or (ii) Legal Proceedings listed in the Disclosure Schedule.

                                  ARTICLE VII
                                   TERMINATION

         7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time as provided below (the "Termination Date"):

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) PurchasePro may terminate this Agreement by giving written notice to NRI in the event NRI is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, would cause any of the conditions set forth in SECTION 5.1 not to be satisfied and which breach is not cured within ten (10) business days of receipt of notice thereof;

                  (c) NRI may terminate this Agreement by giving written notice to PurchasePro in the event PurchasePro or the Merger Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, would cause the conditions set forth in SECTION 5.2 not to be satisfied and which breach is not cured within ten (10) business days of receipt of notice thereof;

                  (d) PurchasePro may terminate this Agreement by giving written notice to NRI if the Closing shall not have occurred within forty five (45) days of the date hereof by reason of the failure of any condition precedent under
SECTION 5.1 (unless the failure results primarily from a breach by PurchasePro or the Merger Subsidiary of any representation, warranty or covenant contained in this Agreement); or

                  (e) NRI may terminate this Agreement by giving written notice to PurchasePro and the Merger Subsidiary if the Closing shall not have occurred within forty five (45) days of the date hereof by reason of the failure of any condition precedent under SECTION 5.2

(unless the failure results primarily from a breach by NRI of any representation, warranty or covenant contained in this Agreement).

         7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement, PROVIDED that the provisions of the Confidentiality Agreement shall survive the termination of this Agreement).

                                  ARTICLE VIII
                                   DEFINITIONS

         8.1 DEFINITIONS. For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.


           DEFINED TERM                                                     SECTION
           ------------                                                     -------
           ADR Procedure                                                    6.3(b)
           ADR Service                                                      6.3(b)
           Affiliate                                                        2.13(a)(vii)
           Agreed Amount                                                    6.3(b)
           Agreement                                                        Introduction
           Articles of Merger                                               1.2
           CERCLA                                                           2.21
           Cash Consideration                                               1.5(a)
           Certificates                                                     1.5(f)
           Claim Notice                                                     6.3(b)
           Claimed Amount                                                   6.3(b)
           Closing                                                          1.13(a)
           Closing Date                                                     1.13(a)
           Closing Share Price                                              1.5(a)
           Code                                                             Recitals
           Confidentiality Agreement                                        4.4
           Controlling Party                                                6.3(a)
           Damages                                                          6.1
           Dofasco Agreement                                                4.2(d)
           Derivative Securities                                            1.5(c)
           Disclosure Schedule                                              Article II
           Dispute                                                          6.3(b)
           Dissenting Shares                                                1.8(a)
           ERISA                                                            2.20(a)(ii)
           ERISA Affiliate                                                  2.20(a)(iii)
           Effective Time                                                   1.2
           Employee Benefit Plan                                            2.20(a)(i)
           Environmental Law                                                2.21(a)
           Escrow Agreement                                                 1.9
           Escrow Cash                                                      1.9
           Escrow Fund                                                      1.9
           Escrow Shares                                                    1.9
           Exchange Act                                                     2.13(a)(vii)
           Exchange Agent                                                   1.6(a)
           Exchange Ratio                                                   1.5(a)
           Expected Claim Notice                                            6.4


                                       36

           DEFINED TERM                                                     SECTION
           ------------                                                     -------
           FBCA                                                             Recitals
           Financial Statements                                             2.6
           GAAP                                                             2.6
           Governmental Entity                                              2.4(b)
           Indemnified Party                                                6.3(a)
           Indemnifying Party                                               6.3(a)
           Intellectual Property                                            2.12(a)
           Investment Representation Letter                                 1.12
           Leased Property                                                  2.11
           Legal Proceeding                                                 2.17
           Knowledge of NRI                                                 2.2
           Merger                                                           Recitals
           Merger Shares                                                    1.5(e)
           Merger Subsidiary                                                Introduction
           NRI                                                              Introduction
           NRI Certificate                                                  5.1(g)
           NRI Common Stock                                                 1.5(a)
           NRI Common Shareholders                                          2.2
           NRI Intellectual Property                                        2.12(a)
           NRI MAE                                                          2.1
           NRI Software                                                     2.12(e)
           Non-controlling Party                                            6.3(a)
           Ordinary Course of Business                                      2.4
           Outstanding NRI Common Stock                                     1.5(a)
           Parties                                                          Introduction
           Permits                                                          2.24
           Principal Shareholder                                            Introduction
           PurchasePro                                                      Introduction
           PurchasePro Certificate                                          5.2(e)
           PurchasePro Common Stock                                         1.5(a)
           PurchasePro MAE                                                  3.1
           PurchasePro Reports                                              3.6
           RP Lease                                                         2.11
           Record Date                                                      2.3(c)
           Registration Rights Agreement                                    5.1(f)
           Representative Agreement                                         1.11
           Response                                                         6.3(b)
           SEC                                                              3.6
           Securities Act                                                   1.12
           Security Interest                                                2.4(e)
           Shareholder Representative                                       1.11
           Surviving Corporation                                            1.1
           Tax Losses                                                       6.3(c)
           Tax Returns                                                      2.9(a)(ii)
           Taxes                                                            2.9(a)(i)
           Termination Date                                                 7.1
           Threshold Amount                                                 6.5(b)


                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement, PurchasePro and NRI will issue a press release approved by both parties announcing the Merger. Thereafter, PurchasePro may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such press release (unless this Agreement has been terminated), neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (unless PurchasePro determines that it is required under applicable securities laws or regulatory rules to issue a press release) and NRI will use its best efforts to prevent any trading in PurchasePro Common Stock by its officers, directors, employees, shareholders and agents.

         9.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

         9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

         9.5 COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         9.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    TO PURCHASEPRO AND/OR THE MERGER          PurchasePro.com,  Inc.
    SUBSIDIARY:                               3291 North Buffalo Drive
                                              Las Vegas, NV  89129
                                              Fax:  (702) 316-7001
                                              Attention:  Scott Wiegand

             WITH A COPY TO:                  Brobeck, Phleger & Harrison LLP
                                              12390 El Camino Real
                                              San Diego, CA  92103
                                              Fax:  (858) 720-2555
                                              Attention:  Michael Kagnoff, Esq.
                                                          Eddie Rodriguez, Esq.
    To the Principal Shareholder or the NRI   Abu M. Rahman
    Common Shareholders                       2101 NW Corporate Blvd., Ste. 414
    c/o Shareholder Representative:           Boca Raton, FL  33431
                                              Fax:  (561) 620-0543

             WITH A COPY TO:                  Broad and Cassel
                                              7777 Glades Road, Suite 300
                                              Boca Raton, FL  33434
                                              Fax:  (561) 483-7321
                                              Attention: David J. Powers, P.A.


Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Nevada; PROVIDED that the Articles of Merger shall be governed by and interpreted and enforced in accordance with the FBCA.

         9.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         9.11 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Nevada in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in SECTION
9.7. Nothing in this SECTION 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

         9.12 STANDSTILL. NRI (or any of its officers, directors, employees, affiliates or agents) will not, directly or indirectly, effect the purchase or sale of any security of PurchasePro until the later of (i) the date on which this Agreement is terminated and (ii) the Merger is consummated.

         9.13 CONSTRUCTION.

                  (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                  (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.14 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         9.15 CONFIDENTIALITY. PurchasePro and NRI recognize that they have received confidential information concerning the others during the course of the Merger negotiations and preparations. Accordingly, each of the parties hereto
(a) represents that it has not permitted the unauthorized disclosure of any confidential information concerning the other parties hereto that was disclosed during the course of such negotiations and preparations and was clearly designated in writing as confidential at the time of disclosure and (b) agrees to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of PurchasePro under this SECTION 9.15 will terminate upon the Effective Time. Otherwise, the obligations under this SECTION 9.15 will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by subpoena or by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

         9.16 EXPENSE. Except as otherwise provided in this Agreement, NRI, for itself, and on behalf of the NRI Common Shareholders, and PurchasePro shall pay their own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.


              [Remainder of This Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of March 5, 2001.

                                 PURCHASEPRO.COM, INC.

                                 By:     /s/ Shawn P. McGhee
                                         -------------------------------------
                                 Name:   Shawn P. McGhee
                                         -------------------------------------
                                 Title:  President and Chief Operating Officer
                                         -------------------------------------

                                 NRI MERGER CORPORATION

                                 By:     /s/ Scott E. Wiegand
                                         -------------------------------------
                                 Name:   Scott E. Wiegand
                                         -------------------------------------
                                 Title:  President
                                         -------------------------------------

                                 NET RESEARCH, INC. (D/B/A BAYBUILDER)

                                 By:     /s/ Abu M. Rahman
                                         -------------------------------------
                                 Name:   Abu M. Rahman
                                 Title:  President

                                 PRINCIPAL SHAREHOLDER

                                 /s/ Abu M. Rahman
                                 ---------------------------------------------
                                 Abu M. Rahman



              [Signature Page to Agreement and Plan of Reorganization]

                               DISCLOSURE SCHEDULE


                                 [See Attached]

                                                                   EXHIBIT A


                                ESCROW AGREEMENT


                                 [See Attached]

                                                                    EXHIBIT B


                      SHAREHOLDER REPRESENTATIVE AGREEMENT


                                 [See Attached]

                                                                    EXHIBIT C


                        INVESTMENT REPRESENTATION LETTER


                                 [See Attached]

                                                                    EXHIBIT D


                          REGISTRATION RIGHTS AGREEMENT


                                 [See Attached]

                                                                    EXHIBIT E


                                 NRI CERTIFICATE


                                 [See Attached]

                                                                    EXHIBIT F


                            OPINION OF COUNSEL TO NRI


                                 [See Attached]

                                                                    EXHIBIT G


                            NRI SECRETARY CERTIFICATE


                                 [See Attached]

                                                                    EXHIBIT H


                              EMPLOYMENT AGREEMENT


                                 [See Attached]

                                                                    EXHIBIT I


                          SHAREHOLDER WAIVER AGREEMENT


                                 [See Attached]

                                                                    EXHIBIT J


          EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


                                 [See Attached]

                                                                    EXHIBIT K


                             PURCHASEPRO CERTIFICATE


                                 [See Attached]

                                                                    EXHIBIT L


                        PURCHASEPRO SECRETARY CERTIFICATE


                                 [See Attached]

                                                                    EXHIBIT M


                        OPINION OF COUNSEL TO PURCHASEPRO


                                 [See Attached]